Exhibit 3.145

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:58 PM 05/04/2016
FILED 12:58 PM 05/04/2016
SR 20162822583 - File Number 6033336

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF

HILLSTONE PERMIAN PIPELINE LOVING BR, LLC

This Certificate of Formation is being executed as of May 4, 2016 for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate, does hereby certify as follows:

1.                                      Name. The name of the limited liability company is Hillstone Permian Pipeline Loving BR, LLC (the “Company”).

2.                                      Registered Office and Registered Agent. The Company’s registered office in the State of Delaware is located at 850 New Burton Road, Suite 201, Dover, Delaware 19904. The registered agent of the Company for service of process at such address is National Corporate Research, Ltd.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first above written.

By:	/s/ Julintip Thirasilpa
Julintip Thirasilpa, an Authorized Person